NOTICE & PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.    )

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STERICYCLE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF 2005 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 27, 2005

Dear Stockholder:

You are cordially invited to attend our 2005 Annual Meeting of Stockholders on Wednesday, April 27, 2005, at 2:30 p.m., Chicago time, at the Wyndham O’Hare, 6810 North Mannheim Road, Rosemont, Illinois 60018.

At the Annual Meeting, you will be asked to consider and vote upon the following matters:

•	the election of a Board of Directors to hold office until the 2006 Annual Meeting of Stockholders

•	approval of our 2005 Incentive Stock Plan, under which stock options and stock appreciation rights for a total of 2,400,000 shares of our common stock may be awarded

•	ratification of the appointment of Ernst & Young LLP as our independent public accountants for the year ending December 31, 2005

•	if presented, a stockholder proposal regarding a plan for the elimination of incineration

•	any other matters that properly come before the meeting

Only stockholders of record at the close of business on the record date of February 28, 2005 are entitled to vote at the Annual Meeting.

Admission to the Annual Meeting will be by admissions card only. If you plan to attend the meeting in person, please complete and return the Reservations Form on the back cover of this Proxy Statement, and an admissions card will be mailed to you. All Reservations Forms must be received by April 20, 2005. An admissions card is not transferable and will admit only the stockholder or stockholders to whom it was issued.

For the convenience of our stockholders who do not plan to attend the Annual Meeting in person and who desire to have their shares voted, we have enclosed a proxy card. If you do not plan to attend the Annual Meeting, please complete and return the proxy card in the envelope provided for that purpose. If you return your proxy card and later decide to attend the Annual Meeting in person, or for any other reason desire to revoke your proxy, you may do so at any time before your proxy is voted.

For the Board of Directors

Jack W. Schuler	Mark C. Miller
Chairman of the Board	President and Chief Executive Officer

March 25, 2005

Lake Forest, Illinois

28161 North Keith Drive

Lake Forest, Illinois 60045

PROXY STATEMENT

2005 Annual Meeting of Stockholders

To Be Held on April 27, 2005

We are furnishing this Proxy Statement in connection with the solicitation of proxies by our Board of Directors for use at our 2005 Annual Meeting of Stockholders on Wednesday, April 27, 2005, at 2:30 p.m., Chicago time, at the Wyndham O’Hare, 6810 North Mannheim Road, Rosemont, Illinois 60018. We are mailing this Proxy Statement and the accompanying materials to our stockholders beginning on or about March 25, 2005.

In this Proxy Statement, “we,” “us,” “our” or the “Company” refers to Stericycle, Inc. All share (and exercise or other price per share information) has been adjusted for our 2-for-1 stock split on May 31, 2002.

GENERAL

Stock. Our authorized capital stock consists of common stock, par value $0.01 per share (“common stock”), and Series A convertible preferred stock, par value $0.01 per share (“convertible preferred stock”). As of February 28, 2005, the record date for the Annual Meeting, we had 44,852,410 shares of common stock outstanding. We did not have any shares of convertible preferred stock outstanding.

Stockholders Entitled To Vote. Only holders of our common stock who were stockholders of record at the close of business on the record date of February 28, 2005 are entitled to notice of and to vote their shares of record at the Annual Meeting. Each outstanding share of common stock is entitled to one vote.

Quorum. Holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting who are present in person or represented by proxy will constitute a quorum to conduct business at the meeting. The inspectors of election appointed at the meeting will determine the existence of a quorum and tabulate the votes cast at the meeting.

Voting. The nine directors to be elected at the Annual Meeting (Item 1) will be elected by a plurality of the votes cast by stockholders present in person or represented by proxy, entitled to vote and voting. Each other matter to be voted on at the Annual Meeting will require for approval the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote.

A stockholder may withhold authority to vote for one or more nominees for director and may abstain from voting on one or more of the other matters to be voted on at the Annual Meeting. Shares for which authority is withheld or that a stockholder abstains from voting will be counted for purposes of determining whether a quorum is present. Shares for which authority is withheld will have no effect on the voting for the election of directors (which, as noted, requires a plurality of the votes cast). Shares that a stockholder abstains from voting will be included in the total of votes cast and will have the effect of votes against the matter in question.

If a broker or nominee indicates on a proxy card that it does not have discretionary authority to vote on a particular matter, the shares will be taken into account in determining whether a quorum is present (if the shares are voted on any other matter) but will not be included in the total of votes cast and thus will have no effect on the outcome of voting on the matter.

Telephone and Internet Voting. Stockholders whose shares are registered in their names directly with our stock registrar and transfer agent, LaSalle Bank, N.A., may vote their shares telephonically by calling (866) 207-3912. Stockholders whose shares are registered in the name of a brokerage firm, bank or other nominee may be able to vote their shares telephonically or via the Internet. You should check the information provided by your broker, bank or other nominee to see what options, if any, are available to you.

Proxies. If a stockholder properly completes and returns the accompanying proxy card, the shares of stock represented by the proxy will be voted as the stockholder directs. If no directions are given, the persons appointed as proxy holders will vote the shares in accordance with the recommendations of our Board of Directors, i.e., they will vote the shares for the election of the nominees for director described in this proxy statement (Item 1), for approval of our 2005 Incentive Stock Plan (Item 2), for ratification of the appointment of Ernst & Young LLP as our independent public accountants for 2005 (Item 3), and, if the proposal is presented at the meeting, against a stockholder proposal regarding a plan for the elimination of incineration (Item 4).

A stockholder may revoke a proxy at any time before it is voted by filing a signed notice of revocation with the Secretary of the Company or by returning a properly completed proxy card bearing a later date. In addition, a stockholder may revoke a proxy by attending the Annual Meeting in person and requesting to vote. Attendance at the meeting in person will not, by itself, revoke the proxy.

STOCK OWNERSHIP

To our knowledge, no person or group beneficially owned more than 5.0% of our common stock as of February 28, 2005.

The following table provides certain information regarding the beneficial ownership of our common stock as of February 28, 2005 by (1) each of our directors, (2) each of our executive officers listed in the Summary Compensation Table on page 9 and (3) all of our directors and executive officers as a group:

	Shares Beneficially Owned	Exercisable Options(1)	Combined Percentage(2)
Jack W. Schuler(3)	1,395,109	36,325	3.17%
Mark C. Miller(4)	733,714	519,626	2.76%
Rod F. Dammeyer(5)	2,000	19,847	*
Patrick F. Graham	—	11,891	*
Jonathan T. Lord, M.D.	1,000	4,655	*
John Patience	68,129	56,077	*
Thomas R. Reusché(8)	—	9,447	*
Peter Vardy(9)	80,000	38,847	*
L. John Wilkerson, Ph.D.(10)	—	31,347	*
Richard T. Kogler	1,565	24,494	*
Frank J.M. ten Brink	38,824	104,680	*
Richard L. Foss	2,128	26,954	*
Shan S. Sacranie	1,450	18,447	*
All directors and executive officers as a group (13 persons)	2,323,919	973,740	7.20%

*	Less than 1%.
(1)	This column shows shares of common stock issuable upon the exercise of stock options exercisable as of or within 60 days after February 28, 2005.
(2)	Shares of common stock issuable under stock options exercisable as of or within 60 days after February 28, 2005 are considered outstanding for purposes of computing the percentage of the person holding the option or warrant but are not considered outstanding for purposes of computing the percentage of any other person.
(3)	The shares shown as beneficially owned by Mr. Schuler include 22,820 shares owned by his wife and 47,616 shares owned by trusts for the benefit of his children, with respect to all of which Mr. Schuler disclaims any beneficial ownership.
(4)	The shares shown as beneficially owned by Mr. Miller include 152,692 shares owned by his sons, with respect to which Mr. Miller disclaims any beneficial ownership.
(5)	The shares shown as beneficially owned by Mr. Dammeyer consist of 2,000 shares owned by his wife, with respect to which Mr. Dammeyer disclaims any beneficial ownership.
(6)	The shares shown as beneficially owned by Mr. Vardy include 20,000 shares owned by trusts for the benefit of his children, with respect to which Mr. Vardy disclaims beneficial ownership.
(7)	Dr. Wilkerson has assigned to Galen Advisors, LLC all of the stock options granted to him under our Directors Stock Option Plan. Dr. Wilkerson disclaims any beneficial interest in these stock options except to the extent of any pecuniary interest arising from his membership interest in Galen Advisors, LLC.

Item 1

ELECTION OF DIRECTORS

Our Board of Directors is currently composed of nine directors. With the exception of Mark C. Miller, who serves as our President and Chief Executive Officer, all of our directors are outside directors (i.e., directors who are neither officers nor employees of ours). The Board has determined that all of our outside directors are independent under the applicable listing standards of the National Association of Securities Dealers, Inc.

Each director elected at the Annual Meeting will hold office until our annual meeting of stockholders in 2006 or until his successor is elected and qualified.

Nominees for Director

The following table provides certain information regarding the nominees for election as directors. All nine nominees are currently serving as our directors.

Name	Position with Company	Age
Jack W. Schuler	Chairman of the Board of Directors	64
Mark C. Miller	President, Chief Executive Officer and a Director	49
Rod F. Dammeyer	Director	64
Patrick F. Graham	Director	65
Jonathan T. Lord, M.D.	Director	50
John Patience	Director	57
Thomas R. Reusché	Director	49
Peter Vardy	Director	74
L. John Wilkerson, Ph.D.	Director	61

Jack W. Schuler has served as our Chairman of the Board of Directors since January 1990. From January 1987 to August 1989, Mr. Schuler served as president and chief operating officer of Abbott Laboratories, a diversified health care company, where he served as a director from April 1985 to August 1989. Mr. Schuler serves as chairman of the board of directors of Ventana Medical Systems, Inc., a developer and supplier of automated diagnostic systems, and as a director of Medtronic, Inc., a medical technology company, and ICOS Corporation, a biotechnology company He is a co-founder of Crabtree Partners LLC, a private investment firm in Lake Forest, Illinois, which was formed in June 1995. Mr. Schuler received a B.S. degree in mechanical engineering from Tufts University and a M.B.A. degree from the Stanford University Graduate School of Business Administration.

Mark C. Miller has served as our President and Chief Executive Officer and a director since joining us in May 1992. From May 1989 until he joined us, Mr. Miller served as vice president for the Pacific, Asia and Africa in the international division of Abbott Laboratories, a diversified health care company, which he joined in 1976 and where he held a number of management and marketing positions. He is a director of Ventana Medical Systems, Inc., a developer and supplier of automated diagnostic systems, and Lake Forest Hospital. Mr. Miller received a B.S. degree in computer science from Purdue University, where he graduated Phi Beta Kappa.

Rod F. Dammeyer has served as a director since January 1998. He is the President of CAC, llc, a private company providing capital investment and management advisory services, and is the retired vice chairman of Anixter International, where he served from 1985 until February 2001, and retired managing partner of corporate investments of Equity Group Investments, L.L.C., where he served from 1995 until June 2000. Mr. Dammeyer serves as a director of GATX Corporation, a worldwide specialized finance and leasing company, and Ventana Medical Systems, Inc., a developer and supplier of automated diagnostic systems. He also serves as a trustee of Van Kampen Investments, Inc. and a director of The Scripps Research Institute. He received a B.S. degree from Kent State University.

Patrick F. Graham has served as a director since May 1991. Mr. Graham is a vice president, business development and strategic projects, at The Gillette Company, a personal care and personal use consumer products company, and a director of Intelidata Technologies, Inc., a supplier of internet banking and bill payment software to financial institutions. He was a co-founder of Bain & Company, Inc., where he served in a number of positions from 1973 to 1997. He received a B.A. degree in economics from Knox College and a M.B.A. degree from the Stanford University Graduate School of Business Administration.

Jonathan T. Lord, M.D. has served as a director since August 2004. Dr. Lord is chief innovation officer/senior vice president at Humana Inc., a health benefits company, which he joined in April 2000. From October 1999 to April 2000, Dr. Lord served as president of Health Dialog, a health information provider, and from April 1997 to October 1999, he served as chief operating officer of the American Hospital Association, a national organization representing hospitals, health care networks and their patients. Dr. Lord received a B.S. degree in chemistry and a M.D. degree from the University of Miami.

John Patience has served as a director since our incorporation in March 1989. He is a co-founder and partner of Crabtree Partners LLC, a private investment firm in Lake Forest, Illinois, which was formed in June 1995. From January 1988 to March 1995, Mr. Patience was a general partner of a venture capital firm that he co-founded which led our initial capitalization. Mr. Patience serves as vice chairman of the board of directors of Ventana Medical Systems, Inc., a developer and supplier of automated diagnostic systems. He received B.A. and LL.B. degrees from the University of Sydney in Sydney, Australia, and a M.B.A. degree from the Wharton School of Business of the University of Pennsylvania.

Thomas R. Reusché has served as a director since November 1999. He served as a managing director of Madison Dearborn Partners, LLC, a private equity and venture capital firm, from 1992 until his retirement in September 2003. Prior to co-founding Madison Dearborn Partners, LLC in 1992, Mr. Reusché was a senior investment manager of First Chicago Venture Capital, which comprised the private equity investment activities of First Chicago Corporation, the holding company parent of First National Bank of Chicago. Mr. Reusché serves as chairman of the board of directors of Hines Horticulture, Inc. and a number of private companies. He has received an A.B. degree from Brown University and a M.B.A. degree from the Harvard University Graduate School of Business.

Peter Vardy has served as a director since July 1990. From June 1990 to December 2001, he served as the managing director of Peter Vardy & Associates, an international environmental consulting firm in Chicago, Illinois, which he founded. From April 1973 to May 1990, Mr. Vardy served at Waste Management, Inc., where he was vice president, environmental management. He received a B.S. degree in geological engineering from the University of Nevada.

L. John Wilkerson, Ph.D., has served as a director since July 1992. Dr. Wilkerson is a general partner of Galen Partners, L.P. and Galen Partners International, L.P., affiliated health care venture capital funds, and serves as a director of several privately held health care companies. Dr. Wilkerson received a B.S. degree in biological sciences from Utah State University and a Ph.D. degree in managerial economics and marketing research from Cornell University.

Committees of the Board

Our Board of Directors has standing Compensation, Audit and Nominating and Governance Committees. All of the members of each committee are outside directors who are independent under the applicable listing standards of the National Association of Securities Dealers, Inc. (“NASD”)

Compensation Committee.    The Compensation Committee makes recommendations to the full Board of Directors concerning the base salaries and cash bonuses of our executive officers and reviews our employee compensation policies generally. The Committee also administers our stock option plans as they apply to our executive officers. The members of the Committee are Dr. Wilkerson (Chair) and Messrs. Graham and Vardy and Dr. Lord. Dr. Lord was appointed to the Committee, and the other members were reappointed, in February 2005. During 2004, John P. Connaughton, who is not standing for reelection as a director at the Annual Meeting, also served as a member of the Committee.

Audit Committee.    The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities relating to the integrity of our financial statements, the qualifications and experience of our independent accountants, the performance of our internal audit function and our independent accountants, and our compliance with legal and regulatory requirements. The members of the Committee, who served during 2004 and who were reappointed in February 2005, are Messrs. Dammeyer (Chair), Patience, Reusché and Schuler.

The Board of Directors has determined that the Chair of the Committee, Rod F. Dammeyer, is an audit committee financial expert as described in the applicable rules of the Securities and Exchange Commission.

Nominating and Governance Committee.    The Nominating and Governance Committee, identifies and evaluates possible nominees for election to the Board of Directors and recommends to the full Board a slate of nominees for election at the Annual Meeting of Stockholders. The Committee also recommends to the full Board director assignments to the Board’s committees. In addition, the Committee develops, recommends to the full Board and oversees the implementation of our corporate governance policies and practices, including those required by the Sarbanes-Oxley Act of 2002. The members of the Committee are Messrs. Schuler (Chair), Dammeyer and Patience and Dr. Lord. Dr. Lord was appointed to the Committee, and the other members were reappointed, in February 2005. During 2004, John P. Connaughton also served as a member of the Committee.

The Committee considers a variety of factors in evaluating any candidate for selection as a nominee for election as a director. These factors include the candidate’s personal qualities, including, in particular, the candidate’s probity, independence of judgment and analytical skills, and the candidate’s professional experience, educational background, knowledge of our business and health care services generally, and experience serving on the boards of other publicly traded companies. The Committee has not established any minimum qualifications that a candidate must possess. In determining whether to recommend an incumbent director for re-election, the Committee also considers the director’s preparation for and participation in meetings of the Board of Directors and of committees of the Board on which he serves.

In identifying potential candidates for selection in the future as nominees for election as directors, the Committee will rely on suggestions and recommendations from the full Board, management, stockholders and others and, when appropriate, may retain a search firm for assistance. The Committee will consider candidates proposed by stockholders and will evaluate any candidate proposed by a stockholder on the same basis that it evaluates any other candidate. Any stockholder wishing to propose a candidate should submit a written recommendation to the Committee indicating the candidate’s qualifications and other relevant biographical information and providing preliminary confirmation that the candidate would be willing to serve as a director. See “—Communications with the Board.”

Committee Charters.    The charters of the Compensation, Audit and Nominating and Governance Committees are available on our website, www.stericycle.com, under “About Us/Corporate Governance.”

Meetings

Our Board of Directors held five meetings during 2004 and acted without a formal meeting on a number of occasions by the unanimous written consent of the directors. The Compensation Committee held one meeting during the year and acted without a formal meeting on several occasions. The Audit Committee held six meetings during the year. The Nominating and Governance Committee did not meet separately from the full Board during 2004.

All of our directors attended in person or participated by teleconference in all of the meetings of the Board of Directors during 2004, with the exception of Dr. Lord, who attended both meetings of the Board following his election as a director in August 2004. All of the members of the Compensation and Audit Committees attended the respective meetings of those committees.

We encourage our directors to attend the annual meeting of stockholders. All of our directors attended the 2004 Annual Meeting of Stockholders, and we anticipate that all of our directors will attend this year’s Annual Meeting.

Compensation of Directors

Outside directors elected at the 2005 Annual Meeting will be granted options for their services as directors but will not paid any fees or other cash compensation. Each option will be for a number of shares equal to (i) $225,000 divided by (ii) the average closing price of a share of our common stock during the 12-month period ending on the last trading day prior to the Annual Meeting. The exercise price of each option will be the closing price on the day of the Annual Meeting, and the option will vest on the first anniversary of the meeting. As described below, the option grants to our outside directors reelected at our annual meetings in 2001, 2002, 2003 and 2004 were determined using $200,000 as the numerator in this formula, and vested in 12 equal monthly increments.

Beginning with the 2001 Annual Meeting, each of our outside directors reelected at the annual meeting was entitled to an annual fee of $50,000, payable in quarterly installments. All of our outside directors reelected at the 2004 Annual Meeting, as well as at the annual meetings in 2001, 2002 and 2003, chose to convert their annual fees into stock options pursuant to the conversion program described below. Prior to the 2001 Annual Meeting, our directors did not receive fees or other cash compensation for their services as directors.

Our Directors Stock Option Plan (“Directors Plan”), which was originally adopted by the Board of Directors and approved by our stockholders in 1996, was amended and restated by the Board in February 2001 and, as amended and restated, was approved by our stockholders at the 2001 Annual Meeting. The amendment and restatement added 600,000 shares to the total authorized, and the plan now authorizes nonstatutory stock options for 1,170,000 shares of common stock to be granted to our outside directors. As of December 31, 2004, options for 353,876 shares were outstanding at a weighted average exercise price per share of $26.03, and 365,218 shares were available for future option grants under the plan.

The Directors Plan authorizes the Board of Directors to adopt a conversion program to allow each outside director irrevocably to elect, prior to becoming entitled to any annual fees for his services as a director, to convert into options under the plan all or any portion of the annual fees that he otherwise would have received. Prior to the 2001 Annual Meeting, the Board adopted a conversion program (which is now suspended) that allowed each outside director nominated for reelection at an annual meeting irrevocably to elect, prior to the meeting, to convert all or any portion of the annual fees that he would otherwise receive if reelected as a director into an option under the plan for a formula-determined number of shares. That number was equal to (i) the product of four times the amount of the annual fees that the outside director elects to convert (or $200,000 if the director elected to convert all $50,000 of his annual fees) divided by (ii) the average closing price of a share of our common stock during the 12-month period ending on the last trading day prior to the annual meeting. The exercise price of each option was the closing price on the day of the annual meeting.

All of our outside directors (with the exception of Dr. Lord) were reelected as directors at the 2004 Annual Meeting and, prior to the meeting, elected to convert all of their annual fees into options under the Directors Plan. In accordance with the conversion program’s formula, each of our outside directors was granted an option in May 2004 for 4,363 shares at an exercise price of $47.07 per share. Upon Dr. Lord’s election as a director in August 2004, he was granted an option for 8,378 shares at an exercise price of $47.17 per share for joining the Board and was also granted an option for 3,142 shares at the same exercise price for his services as a director.

The former option vests in 36 equal monthly installments while the latter option, corresponding to the options granted to the outside directors reelected at the 2004 Annual Meeting, vests in nine equal monthly increments.

Under the terms of the Directors Plan, the Board of Directors is authorized to grant stock options to outside directors at times and in amounts that the Board determines, taking into account any guidelines that the Board may adopt from time to time for this purpose. The Board has not yet adopted any guidelines for annual option grants, and did not grant any options to our outside directors during 2004 other than options granted pursuant to the conversion program and the options granted to Dr. Lord. The Board does not currently contemplate granting any options to our outside directors during 2005 other than the options previously described.

The exercise price of each option granted under the Directors Plan is the closing price on the date of the option grant. The term of each option granted prior to January 2000 is six years from the grant date, and the term of each option granted after December 1999 is 10 years from the grant date. Each option vests in 12 equal monthly increments or in accordance with any other vesting schedule that the Board approves, either generally or in the particular instance, and may be exercised only when it is vested. Each vested option granted prior to an amendment of the plan in February 2000 may be exercised only while the holder of the option remains a director or during the 90-day period following the date that he ceases to serve as a director. Each vested option granted after the amendment of the plan in February 2000 remains exercisable for the term of the option, notwithstanding that the holder has ceased to serve as a director, unless (i) the Board of Directors considers an earlier expiration date appropriate, taking into account the circumstances in which the holder ceased to serve as a director, or (ii) the director was removed from office, in which case the option remains exercisable only for 30 days after his removal.

The term of the Directors Plan continues until May 31, 2006, and no option may be granted under the plan after its expiration. At recent grant rates, there are likely to be approximately 300,000 shares still available for option grants at the time of the plan’s expiration.

Each option granted under the Directors Plan is transferable to (i) a member of the outside director’s immediate family, (ii) a trust for the primary benefit of the outside director or one or more members of his or her immediate family, or (iii) a corporation, partnership or other entity which, together with its affiliates, owns at the time of transfer at least 2% of our outstanding common stock or 10% of our outstanding convertible preferred stock and to which the outside director has a contractual obligation to assign his “outside” remuneration.

Communications with the Board

Stockholders who wish to communicate with the Board may do so by writing to the Board of Directors, Stericycle, Inc., 28161 North Keith Drive, Lake Forest, Illinois 60045. Our Investor Relations Department will process all communications received. Communications that relate to matters within the scope of the Board’s responsibilities will be forwarded to the Chairman of the Board and at his direction to the other directors; communications that relate to ordinary day-to-day business matters that are not within the scope of the Board’s responsibilities will be forwarded to the appropriate officer or executive. Communications addressed to a particular committee of the Board will be forwarded to the chair of the committee and at his direction to the other members of the committee.

EXECUTIVE COMPENSATION

The following table provides certain information regarding the compensation paid to or earned by our President and Chief Executive Officer and our four other executive officers during 2004 (the “named executive officers”) for services rendered in 2004, 2003 and 2002:

Summary Compensation Table

	Fiscal Year	Annual Compensation			Long-Term Compensation Awards	All Other Compensation(4)
		Salary(1)	Bonus(2)		Number of Securities Underlying Options(3)
Mark C. Miller President and Chief Executive Officer	2004 2003 2002	$308,477 294,700 288,100	$ $	290,452 227,115 98,000	81,793 65,902 77,476	$ $	8,613 6,316 8,820

Richard T. Kogler Executive Vice President and Chief Operating Officer	2004 2003 2002	231,358 221,000 216,100		116,699 97,335 47,250	35,685 41,967 50,804		1,500 1,500 1,500

Frank J.M. ten Brink Executive Vice President Chief Financial Officer	2004 2003 2002	231,358 221,000 216,100		116,699 97,335 47,250	35,685 41,967 50,804		1,500 1,500 1,500

Richard L. Foss(5) Executive Vice President, Corporate Development	2004 2003 2002	207,692 161,300 —		46,902 — —	30,443 40,000 —		1,500 1,154 —

Shan S. Sacranie(5) Executive Vice President, International	2004 2003 2002	181,731 104,300 —		28,288 — —	24,680 30,000 —		1,500 — —

(1)	The annual base salaries of the named executive officers have not changed since April 2003. Messrs. Miller, Kogler and ten Brink received a 3.0% salary increase in April 2003, raising their annual base salaries to $297,052, $222,789 and $222,789, respectively, and the annual base salaries of Messrs. Foss and Sacranie, who joined us in February and May 2003, respectively, remain their initial base salaries of $200,000 and $175,000, respectively. The salary amounts shown for 2004 reflect the fact that there were 27, and not 26, biweekly payroll periods ending during the year.
(2)	Under our cash bonus program in 2004 for executive officers, an executive officer could elect in advance of any award to forego some portion or all of any bonus otherwise payable under the program and receive instead an immediately vested nonstatutory stock option at an exercise price per share equal to the closing price of a share of our common stock on the bonus award date. The number of shares for which an option was granted was determined by dividing the product of four times the amount of the cash bonus that the participating executive officer elected to forego by the average closing price of our common stock during the year in respect of which the bonus is payable.

In 2004, Messrs. Miller, Kogler, ten Brink, Foss and Sacranie elected to forego $124,479, $38,900, $38,900, $46,903 and $28,287, respectively, of their respective cash bonuses of $414,931, $155,599, $155,599, $93,805 and $56,575 for their performance in 2003, receiving instead stock options for 11,793, 3,685, 3,685, 4443 and 2,680 shares, respectively.

In 2003, Messrs. Miller, Kogler and ten Brink elected to forego $97,335, $32,445 and $32,445, respectively, of their respective cash bonuses of $324,450, $129,780 and $129,780 for their performance in 2002, receiving instead stock options for 11,902, 3,967 and 3967 shares, respectively. In 2002, Messrs, Miller, Kogler and ten Brink elected to forego $42,000, $15,750 and $15,750, respectively, of their respective cash bonuses of $140,000, $63,000 and $63,000 for their performance in 2001, receiving instead stock options for 7,476, 2,804 and 2,804 shares, respectively.

(3)	The stock options granted in 2004 to Messrs. Miller, Kogler, ten Brink, Foss and Sacranie include options for 11,793, 3,685, 3,685, 4,443 and 2,680 shares, respectively, granted in lieu of all or portions of the cash bonuses otherwise payable under our cash bonus program for executive officers. Similarly, the stock options granted in 2003 to Messrs. Miller, Kogler and ten Brink include options for 11,902, 3,967 and 3967 shares, respectively, granted in lieu of all or portions of the cash bonuses otherwise payable under our cash bonus program for executive officers, and the stock options granted in 2002 to Messrs. Miller, Kogler and ten Brink include options for 7,476, 2,804 and 2,804 shares, respectively. See Note 1.
(4)	These amounts represent our matching contributions under our 401(k) plan. Our matching contributions in 2004, 2003 and 2002 were 50% of the first 5% of compensation contributed by a participant, up to a maximum matching contribution each year of $1,500. The amounts shown for Mr. Miller in 2004, 2003 and 2002 also include $7,113, $4,816 and $7,320, respectively, in disability insurance premiums and, in 2004 and 2002, life insurance premiums, that we reimbursed to him.
(5)	Mr. Foss joined us as an executive officer in February 2003. Mr. Sacranie joined us in May 2003 and became an executive officer in November 2003.

2004 Stock Option Grants

The following table provides certain information regarding stock options granted to the named executive officers in 2004. In accordance with the rules of the Securities and Exchange Commission, the following table also provides the potential realizable value over the term of the options (i.e., the period from the date of grant to the date of expiration) based upon assumed rates of stock appreciation of 5% and 10%, compounded annually. These amounts do not represent forecasts of the future appreciation of the price of our common stock. We did not grant stock appreciation rights to any named executive officer in 2004.

Option Grants in Last Fiscal Year

	Individual Grants			Exercise Price Per Share(3)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(4)
	Number of Securities Underlying Options(1)	% of Total Options Granted to Employees in Fiscal Year(2)

						5%	10%
Mark C. Miller	70,000 11,793	9.47 1.59	% %	$44.22 44.22	2/02/14 2/02/14	$1,946,680 247,383	$4,933,270 626,916

Richard T. Kogler	32,000 3,685	4.33 0.50	% %	44.22 44.22	2/02/14 2/02/14	889,911 102,479	2,255,209 259,701

Frank J.M. ten Brink	32,000 3,685	4.33 0.50	% %	44.22 44.22	2/02/14 2/02/14	889,911 102,479	2,255,209 259,701

Richard L. Foss	26,000 4,443	3.52 0.60	% %	44.22 44.22	2/02/14 2/02/14	723,053 123,559	1,832,358 313,122

Shan S. Sacranie	22,000 2,680	2.98 0.36	% %	44.22 44.22	2/02/14 2/02/14	611,814 74,530	1,550,456 188,874

(1)	All of the stock options granted to the named executive officers in 2004 were granted under our 1997 Stock Option Plan. With the exception of the options granted pursuant to our cash bonus program for executive officers, which vest immediately, each option vests over a five-year period: one-fifth of the option shares vest at the end of the first year, and the balance of the option shares vest in equal monthly increments over the next 48 months.
(2)	The percentages shown in the table reflect options for a total of 739,495 shares granted to employees during 2004 (including the named executive officers). The options granted to employees other than the named executive officers were granted under our 2000 Nonstatutory Stock Option Plan.

(3)	The exercise price per share shown in the table is equal to the closing price of a share of our common stock on the date of grant.
(4)	The potential realizable value was calculated on the basis of the 10-year term of each option on its grant date, assuming that the fair market value of the underlying stock on the grant date appreciates at the indicated annual rate compounded annually for the entire term of the option, and that the option is exercised and sold on the last day of its term for the appreciated stock price. The potential realizable value of each option was calculated using the exercise price of the option as the fair market value of the underlying stock on the grant date.

Aggregated Option Exercises in Last Fiscal Year

and Fiscal Year End Option Values

	Shares Acquired On Exercise	Value Realized(1)	Number of Securities Underlying Unexercised Options at Fiscal Year End		Value of Unexercised In-the-Money Options at Fiscal Year End(2)
			Vested	Unvested	Vested	Unvested
Mark C. Miller	12,237	$529,890	482,523	168,557	$15,911,934	$2,126,222
Richard T. Kogler	118,588	3,497,470	13,305	100,094	323,071	1,425,772
Frank J.M. ten Brink	85,204	3,126,945	84,297	100,094	2,326,502	1,425,772
Richard L. Foss	—	—	18,443	52,000	154,966	318,500
Shan S. Sacranie	—	—	11,680	43,000	54,496	154,400

(1)	The value realized was determined by multiplying the number of option shares acquired by the closing price of a share of our common stock on the date or respective dates of exercise, and then subtracting the aggregate exercise price.
(2)	The value of in-the-money stock options was determined by multiplying the number of vested (exercisable) or unvested (unexercisable) options by $45.95 per share, which was the closing price of a share of our common stock on December 31, 2004, and then subtracting the aggregate exercise price.

Stock Option Plans

We have adopted four stock option plans in addition to the Directors Plan: (1) the 2005 Incentive Stock Plan, which is being submitted to our stockholders for approval at the Annual Meeting and is described in more detail later in this proxy statement (see Item 2); (2) the 2000 Nonstatutory Stock Option Plan (the “2000 Plan”), which our Board of Directors adopted in February 2000; (3) the 1997 Stock Option Plan (the “1997 Plan”), which our Board of Directors adopted in February 1997 and our stockholders approved in April 1997; and (4) the 1995 Incentive Compensation Plan (the “1995 Plan”), which our Board of Directors adopted in August 1995 and our stockholders approved in September 1995, prior to our initial public offering in August 1996.

If approved by the stockholders, the 2005 Incentive Stock Plan will authorize awards of stock options and stock appreciation rights for a total of 2,400,000 shares of common stock. As amended by our Board of Directors in February 2001 and again in February 2002 to add 500,000 shares and 2,000,000 shares, respectively, to the authorized total, the 2000 Plan authorizes options to be granted for a total of 3,500,000 shares of common stock. The 1997 and 1995 Plans each authorize options to be granted or, in the case of the 1995 Plan, restricted stock awarded, for a total of 3,000,000 shares of common stock. If an option under any plan expires unexercised or is surrendered, the shares subject to the option once again become available for option grants.

As of December 31, 2004, options for 1,845,336 shares, at a weighted average exercise price per share of $30.88, were outstanding under the 2000 Plan, and 722,695 shares were available for future option grants; options for 767,829 shares, at a weighted average exercise price per share of $23.18, were outstanding under the

1997 Plan, and 276,351 shares were available for future option grants; and options for 438,107 shares, at a weighted average exercise price per share of $18.57, were outstanding under the 1995 Plan. No shares remained available for future option grants (or restricted stock awards) under the 1995 Plan. Each plan has a 10-year term, and no option may be granted under any plan after its expiration.

The 2000 Plan provides for the grant of nonstatutory stock options. The 1997 Plan provides for the grant of both nonstatutory stock options and incentive stock options intended to satisfy the requirements of section 422 of the Internal Revenue Code of 1986. Options may be granted to our employees and consultants under both plans, but only our employees may be granted incentive stock options under the 1997 Plan. Officers and directors may not be granted options under the 2000 Plan but may be granted options under the 1997 Plan (limited to nonstatutory stock options in the case of directors.

The 2000, 1997 and 1995 Plans are administered by our Board of Directors in respect of all eligible persons other than our executive officers and by the Compensation Committee of the Board in respect of our executive officers. The Board of Directors or the Compensation Committee, as the case may be, selects the eligible persons to whom options are granted and, subject to the provisions of the particular plan, determines the terms of each option, including the number of shares, type of option, exercise price and vesting schedule.

The exercise price per share of options granted under all three plans may not be less than the closing price of a share of our common stock on the date of grant. The maximum term of an option granted under any plan may not exceed 10 years. An option may be exercised only when it is vested and, in the case of an option granted to an employee, only while the holder of the option remains our employee or during the 90-day period following the termination of his or her employment or, in the case of the 2000 Plan, for the period specified in the option agreement. In the discretion of the Board of Directors or the Compensation Committee, as the case may be, this 90-day or specified period may be extended to any date ending on or before the option’s expiration date. Options granted under all three plans become exercisable upon the holder’s death or upon a “change in control,” and, in addition, the Board of Directors or the Compensation Committee, as the case may be, otherwise may accelerate the exercisability of an option at any time.

ESPP and 401(k) Plans

We maintain an employee stock purchase plan (the “ESPP”), which our Board of Directors adopted in October 2000, effective as of July 1, 2001, and our stockholders approved at the 2001 Annual Meeting. The ESPP authorizes 300,000 shares of our common stock to be purchased by employees at a 15% discount from the market price of the stock through payroll deductions during two six-month offerings each year. An employee who elects to participate in an offering is granted an option on the first day of the offering for a number of shares equal to the employee’s payroll deductions under the ESPP during the offering period (which may not exceed $5,000) divided by the option price per share. The option price per share is the lower of 85% of the closing price of a share of our common stock on the first trading day of the offering period or 85% of the closing price on the last trading day of the offering period. Every employee who has completed one year’s employment as of the first day of an offering and who is a full-time employee, or a part-time employee who customarily works at least 20 hours per week, is eligible to participate in the offering. As of December 31, 2004, 235,347 shares were available for future purchases under the ESPP.

We maintain a 401(k) plan in which employees who have completed six months’ employment are eligible to participate. The plan permits us to make matching contributions of a percentage of the participants’ own contributions to the plan as determined each year by the Board of Directors. For 2004, we made a matching contribution of 50% of the first 5% of compensation that each participant contributed to the plan, up to a maximum matching contribution of $1,500.

Equity Compensation Plans

The following table summarizes information as of December 31, 2004 relating to our equity compensation plans pursuant to which stock option grants, restricted stock awards or other rights to acquire shares of our common stock may may be made or issued:

Equity Compensation Plan Information

Plan Category	Number of Securities To Be Issued Upon Exercise Of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by our security holders(1)	1,559,812	$22.53	641,569
Equity compensation plans not approved by our security holders(2)	1,845,336	30.88	722,695

(1)	These plans consist of our 1995 Plan, 1997 Plan, Directors Plan and ESPP.
(2)	The only plan in this category is our 2000 Stock Option Plan.

Employment Agreements

We have not entered into written employment agreements with any of our executive officers. All of our executive officers and employees have signed confidentiality agreements with us.

REPORT OF THE COMPENSATION COMMITTEE

ON EXECUTIVE COMPENSATION

The compensation of our executive officers is determined generally by the Compensation Committee of the Board of Directors. The four members of the Committee are Dr. Wilkerson (Chair) and Messrs. Graham and Vardy and Dr. Lord.

Decisions of the Compensation Committee relating to executive officers’ base salaries and cash bonuses are subject to the review and approval of the full Board of Directors; decisions of the Compensation Committee relating to executive officers’ stock options are reviewed by the full Board but are not subject to the Board’s approval.

Executive Compensation Policies

Our executive compensation policies seek to coordinate executive officers’ compensation with our performance objectives and business strategy. These policies are intended to attract, motivate and retain executive officers whose contributions are critical to our long-term success and to reward executive officers for attaining individual and Company objectives that enhance stockholder value.

Our compensation program for executive officers consists of (i) cash compensation and (ii) long-term compensation. Cash compensation is paid in the form of a base salary and a discretionary cash bonus, and long-term compensation is paid in the form of stock options. Bonuses are intended to provide executive officers with an opportunity to earn additional cash compensation through individual and collective performance. Stock options are intended to focus executive officers on managing our business from the perspective of owners with an equity interest and to align their long-term compensation with the benefits realized by our stockholders.

Salaries. The Compensation Committee determines the salaries of executive officers on the basis of (i) the individual officer’s salary grade, scope of responsibilities and level of experience, (ii) the rate of inflation, (iii) the range of salary increases for our employees generally and (iv) the salaries paid to comparable officers in comparable companies. The Compensation Committee has not commissioned any formal surveys of executive officer compensation at comparable companies, but has relied on published salary surveys for indications of salary trends generally and at mid-cap growth companies in particular.

On the Committee’s recommendation, based on the Company’s philosophy that the total compensation of its executive officers should be determined in large measure by their individual and Company performance and that their base salaries should represent a relatively low “floor,” the base salaries of our executive officers were unchanged in 2004 from the base salaries set in April 2003 (or in the case of Messrs. Foss and Sacranie, upon joining us in February and May 2003, respectively). The base salaries of Messrs. Miller, Kogler, ten Brink, Foss and Sacranie remained $297,052, $222,789, $222,789, $200,000 and $175,000, respectively.

Cash Bonuses. Under our cash bonus program for executive officers, each executive officer is eligible for a cash bonus of a percentage of his base salary. The Compensation Committee specifies the percentage to be used and determines the actual bonus award on the basis of specific individual and Company performance goals and criteria.

Pursuant to our cash bonus program and on the Committee’s recommendation, in February 2004 we paid cash bonuses of $290,452, $116,699, $116,699, $46,902 and $28,288 to Messrs. Miller, Kogler, ten Brink, Foss and Sacranie, respectively, for their performance during 2003. (Without giving effect to the prior elections of Messrs. Miller, Kogler, ten Brink, Foss and Sacranie to receive stock options in lieu of cash, pursuant to our cash bonus program described in the next paragraph, their bonuses would have been $414,931, $155,599, $155,999, $93,805 and $56,575.)

Under our cash bonus program in 2004, executive officers could irrevocably elect, in advance of any award, to forego some portion or all of any bonus otherwise payable under the bonus program and receive instead an immediately vested nonstatutory stock option at an exercise price per share equal to the closing price of a share of our common stock on the bonus award date. The number of shares for which an option was granted was determined by dividing the product of four times the amount of the cash bonus that the participating executive officer elected to forego by the average closing price of our common stock during 2003 (i.e., the year for which the bonus was paid). Pursuant to this program and in accordance with the officers’ prior elections, in February 2004 we granted Messrs. Miller, Kogler, ten Brink, Foss and Sacranie stock options to purchase 11,793, 3,685, 3,685, 4,443 and 2,680 shares, respectively, at an exercise price of $44.22 per share.

Stock Options. The Compensation Committee believes that the grant of stock options is a desirable method of acknowledging the efforts of the Company’s executive officers and encouraging their continued high levels of performance. In deciding on the stock option grants to individual executive officers, the Committee generally employs a formula taking into account each officer’s salary grade and our financial performance as measured by various objective criteria of the Committee’s selection. The Compensation Committee then adjusts the formula-based option grant by a factor reflecting the Committee’s assessment of the individual officer’s performance, initiative, contribution to our success and total compensation package. In accordance with this adjusted formula, in February 2004 the Committee granted Messrs. Miller, Kogler, ten Brink, Foss and Sacranie stock options for 70,000, 32,000, 32,000, 26,000 and 22,000 shares, respectively, for their performance in 2003.

Compensation of Chief Executive Officer

The Compensation Committee determines the compensation of the Company’s President and Chief Executive Officer, Mark C. Miller, on the basis of the same criteria applicable to the Company’s executive officers generally.

As noted earlier, the Committee left Mr. Miller’s base salary for 2004 unchanged at $297,050. In February 2004, the Committee approved a cash bonus to Mr. Miller of $324,450 (prior to reduction by reason of Mr. Miller’s conversion election under our cash bonus program) and granted Mr. Miller a stock option for 70,000 shares.

Compensation Committee

L. John Wilkerson, Ph.D., Chair

John P. Connaughton*

Patrick F. Graham

Jonathan T. Lord, M.D.†

Peter Vardy

*	member during 2004 but not a current member
†	current member but not a member during 2004

REPORT OF THE AUDIT COMMITTEE

Under the Audit Committee’s charter, the Audit Committee of the Board of Directors assists the Board in fulfilling its oversight responsibilities relating to the integrity of the Company’s financial statements, the qualifications and experience of Company’s independent accountants, the performance of Company’s internal audit function and independent accountants, and Company’s compliance with legal and regulatory requirements. The Committee’s charter is available on the Company’s website, www.stericycle.com, under “About Us/Corporate Governance.” The four members of the Committee are Mr. Dammeyer (Chair) and Messrs. Patience, Reusché and Schuler.

In this regard, we note that it is the responsibility of the Company’s management to prepare financial statements in accordance with accounting principles generally accepted in the United States, and it is the responsibility of the Company’s independent public accountants to audit those financial statements. The Committee’s responsibility is one of oversight, and we do not provide expert or other special assurance regarding the Company’s financial statements or the quality of the audits performed by the Company’s independent public accountants.

In carrying out our oversight responsibility, we review and discuss with both management and the Company’s independent public accountants all quarterly and annual financial statements prior to their issuance. We reviewed and discussed with both management and Ernst & Young LLP the quarterly and annual financial statements for the fiscal year ended December 31, 2004. Our reviews and discussions with Ernst & Young LLP included executive sessions without the presence of the Company’s management. They also included discussions of the matters required to be discussed pursuant to Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, of the Auditing Standards Board of the American Institute of Certified Public Accountants, including the quality of the Company’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the Company’s financial statements. We also discussed with Ernst & Young LLP matters relating to their independence, including a review of their audit and non-audit fees and the disclosures that Ernst & Young LLP made to the Committee pursuant to Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, of the Independence Standards Board.

In addition, we continued to monitor the scope and adequacy of the Company’s internal controls, including staffing levels and requirements, and reviewed programs and initiatives to strengthen their effectiveness.

Based upon these reviews and discussions, we recommended to the Board of Directors that the Board approve the inclusion of the Company’s audited financial statements in the Company’s annual report on Form 10-K for the year ended December 31, 2004 for filing with the U.S. Securities and Exchange Commission.

Audit Committee

Rod F. Dammeyer, Chair

John Patience

Thomas Reusché

Jack W. Schuler

COMPARISON OF TOTAL STOCKHOLDER RETURN

The following graph compares the cumulative total return (i.e., stock price appreciation plus dividends) on our common stock over the five-year period ending December 31, 2004 with the cumulative total return for the same period on the Nasdaq National Market Composite Index, the Russell 3000 Index and an index of a peer group of companies that we selected consisting of Allied Waste Industries, Inc., SRI/Surgical Express, Inc. (formerly Sterile Recoveries, Inc.), Steris Corporation and Waste Management, Inc. The graph assumes that $100 was invested on December 31, 1999 in our common stock and in the stock represented by each of the three indexes, and that all dividends were reinvested.

The stock price performance of our common stock reflected in the following graph is not necessarily indicative of future performance.

Item 2

APPROVAL OF 2005 STOCK OPTION PLAN

Introduction

Our Board of Directors adopted the Stericycle, Inc. 2005 Incentive Stock Plan (the “2005 Plan” or “plan”) on February 16, 2005, subject to stockholder approval at the 2005 Annual Meeting.

The purpose of the 2005 Plan is to recognize and reward selected officers, directors and employees for their efforts on the Company’s behalf, to motivate them by appropriate incentives to contribute to the Company’s attainment of its performance objectives, and to align their interests with those of the Company’s other stockholders through compensation based on the performance of the Company’s common stock.

The plan authorizes a maximum of 2,400,000 shares of our common stock for issuance pursuant to stock options and stock appreciation rights (“SARs”) awarded under the plan.

While the 2005 Plan authorizes the award of SARs, the plan includes this feature largely to provide us with flexibility in the future in providing equity compensation incentives in a changing accounting environment. At present, we contemplate that if the plan is approved by our stockholders, we would use the plan principally, and perhaps even exclusively, to grant stock options and would not use it to any significant degree to award SARs.

In this regard, we currently anticipate that the principal difference between stock options granted under the 2005 Plan and options granted under our other stock option plans prior to 2005 is that options under the 2005 Plan will vest in five annual increments of 20% of the option shares on each anniversary of the option grant date. Historically, our stock options have also vested over a five-year period, but with 20% of the option shares vesting on the first anniversary of the option grant date and the balance vesting in equal monthly increments over the next 48 months.

Summary of Principal Terms

The following summary describes the principal terms of the 2005 Plan. The complete text of the plan appears as Exhibit A to this proxy statement.

Types of Awards.    The plan permits the award of stock options and stock appreciation rights (either alone or in tandem with stock options).

Number of Shares.    The plan authorizes a total of 2,400,000 shares of our common stock to be issued pursuant to awards under the plan.

In determining the shares available for awards under the plan, if a stock option or SAR lapses or expires unexercised, the number of shares of stock in respect of which the award lapsed or expired is added back to the available number of shares of stock for which awards may be granted.

Eligibility.    The plan authorizes awards to be made to full-time employees of ours (or of subsidiaries of ours) and to consultants, with the exception that incentive stock options may be granted only to full-time employees. Our directors will also be eligible for awards under the plan when our Directors Plan expires on May 31, 2006. As noted earlier, there are likely to be approximately 300,000 shares still available for option grants when the Directors Plan expires.

Individual Limit on Awards.    The maximum number of shares of stock for which awards may be granted to any eligible person in a calendar year may not exceed 125,000 shares, taking into account all grants and awards under our other stock option and equity compensation plans (other than our bonus conversion program).

Term of Plan.    The plan has a 10-year term which will begin on the date of approval of the plan by our stockholders. No award under the plan may be made after the plan’s expiration.

Administration.    The plan is administered by a committee of the Board of Directors (the “Committee”). The Committee is required to consist of two or more directors, all of whom are (i) “non-employee directors” as defined in Rule 16b-3 under the Securities Exchange Act of 1934, (ii) “independent directors” under the applicable listing standards of the NASD and (iii) “outside directors” under section 162(m) of the Internal Revenue Code. The Compensation Committee of the Board of Directors is currently serving as the Committee.

Subject to the express terms of the plan, the Committee has the authority to select the recipients, number of shares, and other terms and conditions of each award under the plan. The Committee also has the authority to interpret the plan, adopt, revise and rescind policies and procedures to administer the plan, and make all determinations required for the plan’s administration.

Stock Options.    Stock options granted under the plan may be either (i) incentive stock options intended to satisfy the requirements of section 422 of the Internal Revenue Code (“ISOs”) or (ii) nonstatutory stock options (“NSOs”). A “nonstatutory” stock option is the generic term for a stock option that does not qualify for special treatment under the Internal Revenue Code.

Term.    The Committee determines the term of each stock option at the time of the grant. No option may have a term of more than 10 years.

Exercise Price.    The exercise price per share of each stock option may not be less than the closing price of a share of our common stock on the date that the option is granted.

Vesting.    The Committee specifies the time or times when each option becomes vested (i.e., exercisable). Vesting may be based on the holder’s continued service or on the satisfaction of specified performance goals or other conditions. The Committee may accelerate the vesting of an option at any time. An employee’s option becomes fully vested if the employee’s employment terminates by reason of his or her death. If the employee’s employment terminates for any other reason, any unvested portion of the option will lapse.

Exercisability.    Once vested, an option remains exercisable for the term of the option, subject to early expiration in certain circumstances. If an employee’s employment terminates for any reason, each option that the employee holds expires as specified in the underlying award agreement, or if no expiration date is specified, (i) 30 days after the employee’s termination or (ii) if the employee’s employment terminates by reason of his or her death, on the first anniversary of the employee’s death. The Committee may extend the expiration date of an option up to the last day of the option’s term.

Manner of Exercise.    The holder of an option may exercise the vested portion of the option by giving written notice to the Committee, specifying the number of shares of common stock for which the option is being exercised, and tendering payment of the exercise price. The exercise price is payable in cash or, if permitted by the Committee, either in the underlying award agreement or at the time of exercise, by (i) delivering shares of our common stock having a fair market value equal to the exercise price, (ii) directing us to withhold, from the shares otherwise issuable upon exercise of the option, shares of stock having a fair market value equal to the exercise price, (iii) an open-market broker-assisted sale pursuant to which we receive the portion of the sales proceeds equal to the exercise price, or (iv) any combination of these methods or any other method that the Committee authorizes.

No Repricing.    Options may not be repriced unless the repricing is approved by our stockholders.

Special Limitations on ISOs.    To the extent that the aggregate fair market value (determined in respect of each ISO on the basis of the fair market value of a share of our common stock on the ISO’s grant date) of the underlying shares of all ISOs that become exercisable by an employee for the first time in any calendar year exceeds $100,000, the options are treated as NSOs.

Transferability.    No option may be transferred, assigned or pledged, except at death in accordance with the decedent’s will or the applicable laws of intestacy, or as provided in the underlying award agreement or otherwise permitted by the Committee.

Stock Appreciation Rights.    A stock appreciation right entitles the holder to receive the appreciation in value over a specified period of the number of shares of our common stock for which the SAR is awarded. The holder receives in settlement of the SAR an amount equal to the excess of the fair market value of a share of our common stock on the date of exercise of the SAR over the base price of the SAR, multiplied by the SAR’s number of shares. The Committee determines the vesting requirements, type of settlement and other terms of each SAR.

Base Price.    The base price per share of each SAR may not be less than the closing price of a share of our common stock on the date that the SAR is granted.

Stand-Alone or Tandem SAR.    A SAR may be granted on a stand-alone basis or in tandem with a related stock option. A tandem SAR entitles the employee to elect to exercise either the SAR or the related option as to all or any portion of the shares subject to the SAR and option. The exercise of a tandem SAR causes the automatic cancellation of its related option for the same number of shares, and the exercise, expiration or cancellation of the related option (other than by reason of the exercise of the tandem SAR) causes the automatic and immediate cancellation of the tandem SAR for the same number of shares.

Manner of Exercise.    The holder of an SAR may exercise the vested portion of a SAR by giving written notice to the Committee, specifying the number of shares of common stock for which the SAR is being exercised. Unlike the case with a stock option, no exercise price is required to be paid.

No Repricing.    SARs may not be repriced unless the repricing is approved by our stockholders.

Settlement.    Upon exercise, a SAR may be settled in cash or in shares of our stock, or a combination of the two, in the Committee’s discretion. The settlement will be made on the basis of the closing price of a share of our common stock on the date of exercise of the SAR.

Similarity to Options.    Many of the same terms of the plan that apply to stock option grants apply as well to awards of SARs. See “Stock Options—Term, —Vesting, —Exercisability and —Transferability.”

Amendment and Termination.    Our Board of Directors may amend, suspend or terminate the 2005 Plan at any time. Our stockholders are required to approve any amendment to the plan that would increase the number of shares of our common stock for which ISOs may be granted under the Plan or that would materially increase the number of shares of our common stock for which awards of NSOs or SARs may be made.

Change of Control.    In the event of a “change of control” as defined in the 2005 Plan, all outstanding stock options and SARs will become fully vested and exercisable.

Federal Income Tax Consequences

Stock Options.    The federal income tax treatment of ISOs and NSOs is significantly different.

The grant of an ISO or NSO will not result in any federal income tax consequences to the holder of the option or to us.

The exercise of an ISO will not result in any regular income tax to the holder of the option or any income tax consequences to us. The exercise of an ISO, however, may affect the holder’s alternative minimum tax liability. Unless the shares acquired upon exercise of the ISO are disposed of in the same year, the holder’s alternative minimum taxable income will be increased in an amount equal to the excess of (i) the fair market on the date of exercise of the shares acquired over (ii) the exercise price of the ISO.

The exercise of a NSO will result in ordinary income to the holder in an amount equal to the excess of (i) the fair market value on the date of exercise of the shares acquired over (ii) the exercise price of the NSO. We will be entitled to an income tax deduction in the same amount. If, however, payment of the exercise price of the NSO is made by delivering shares of our common stock that the holder already owns, a number of new shares equal to the number of shares delivered in payment of the exercise price will be considered to have been received in a tax-free exchange, and the holder’s basis and holding period for those new shares will be equal to holder’s basis and holding period for the shares delivered in payment. The holder will realize ordinary income equal to the fair market value on the date of exercise of the balance of the new shares received upon exercise of the NSO, and the holder’s basis in those new shares will be equal to the ordinary income realized and his or her holding period in respect of those shares will begin on the date of exercise of the NSO. In either situation, we will be entitled to an income tax deduction corresponding to the holder’s ordinary income.

Gain on the sale of shares acquired upon the exercise of an ISO is measured by the excess of (i) the amount realized on the sale of the shares over (ii) the exercise price of the ISO. If the shares acquired upon the exercise of an ISO are not sold either within one year from the date of exercise or two years from the grant date of the ISO, the holder’s gain on the sale of the shares will be treated as long-term capital gain. If the shares are sold within either of these periods, a portion of the holder’s gain will be treated as ordinary income and the balance, if any, will be treated as short-term or long-term capital gain (depending upon whether the shares were held for more than one year). The portion treated as ordinary income is equal to the excess of (i) the lesser of (a) the fair market value on the date of exercise of the shares sold or (b) the amount realized on the sale of the shares, over (ii) the exercise price of the ISO. We will be entitled to an income tax deduction in the year of sale in an amount equal to the portion of the holder’s gain treated as ordinary income.

Gain on the sale of shares acquired upon exercise of a NSO is measured by the excess of (i) the amount realized on the sale of the shares over (ii) the holder’s adjusted basis in those shares. The holder’s adjusted basis is the sum of (i) the exercise price of the NSO and (ii) the ordinary income realized upon the exercise of the NSO. The holder’s gain on the sale of the shares will be treated as long-term or short-term capital gain (depending upon whether the shares were held for more than one year).

Stock Appreciation Rights.    The holder of a SAR will not recognize taxable income when the SAR is granted. Upon exercise of the SAR, the amount paid in settlement, whether in cash or shares of our common stock, will be taxed as ordinary income to the holder. We will be entitled to a corresponding income tax deduction.

In the case of a tandem SAR, the tax consequences upon exercise of the SAR will be the same if the holder elects to surrender the related stock option. If the holder instead elects to exercise the tandem stock option and the SAR is automatically cancelled, the cancellation of the SAR will not be taxable to the holder.

Recommendation of Board of Directors

The Board of Directors believes that the 2005 Plan will provide an attractive benefit which will enhance our ability to continue to attract and retain dedicated and motivated employees who are critical to our success.

The Board of Directors recommends that stockholders vote “FOR” approval of the 2005 Incentive Stock Plan.

Item 3

RATIFICATION OF APPOINTMENT OF

INDEPENDENT PUBLIC ACCOUNTANTS

We have appointed Ernst & Young LLP as our independent public accountants for the fiscal year ending December 31, 2005. Ernst & Young LLP has served as our independent public accountants since our incorporation in March 1989. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting to respond to appropriate questions and will have the opportunity to make a statement if they desire to do so.

Audit Fees.    The aggregate fees billed by Ernst & Young LLP for professional services rendered in connection with the audit of our annual financial statements and review of our interim financial statements included in our quarterly reports on Form 10-Q for the fiscal year ended December 31, 2004 were $484,000. This amount includes approximately $24,000 for the statutory audit of the financial statements of our subsidiary operating in Puerto Rico and approximately $64,000 for the specific scope audit and statutory audit of our subsidiary operating in the United Kingdom. In addition, Ernst & Young LLP billed us approximately $150,000 in connection with the audit of our internal control of financial reporting.

The aggregate fees billed by Ernst & Young LLP for professional services rendered in connection with the audit of our annual financial statements and review of our interim financial statements included in our quarterly reports on Form 10-Q for the fiscal year ended December 31, 2003 were approximately $395,000. This amount includes approximately $22,000 for the statutory audit of the financial statements of our subsidiary operating in Puerto Rico.

Audit Related Fees.    Ernst & Young LLP did not bill us for any audit related fees for the fiscal year ended December 31, 2004. They billed us approximately $16,000 for the fiscal year ended December 31, 2003 relating to the internal controls requirements of the Sarbanes-Oxley Act of 2002. Ernst & Young LLP did not perform any other assurance or related services during either of these two fiscal years.

Tax Fees.    Ernst & Young LLP did not provide any tax compliance, tax advice or tax planning services to us during the fiscal years ended December 31, 2004 and 2003.

All Other Fees.    Ernst & Young LLP did not provide any other services to us during the fiscal years ended December 31, 2004 and 2003.

In accordance with policies adopted by the Audit Committee of our Board of Directors, all audit and non-audit related services to be performed for us by our independent public accountants must be approved in advance by the Committee.

Ratification of the appointment of Ernst & Young LLP as our independent public accountants will require the affirmative vote of holders of a majority of the voting power present in person or represented by proxy and entitled to vote at the Annual Meeting. If our stockholders do not ratify the appointment of Ernst & Young LLP, the Board of Directors may reconsider the appointment.

The Board of Directors recommends that stockholders vote “FOR” ratification of the appointment of Ernst & Young LLP as our independent public accountants for the fiscal year ending December 31, 2005.

Item 4

STOCKHOLDER PROPOSAL REGARDING A

PLAN FOR THE ELIMINATION OF INCINERATION

We expect the following proposal to be presented by a stockholder at the Annual Meeting. The stockholder proponent holds 100 shares of our common stock. The stockholder proponent’s name and address will be supplied to any stockholder upon written request.

“Whereas:

“Stericycle operates a number of major Title V Hospital, Medical, Infectious Waste Incinerators which burn hundreds of millions of pounds of waste per year and emit significant amounts of hazardous air pollutants into the environment. Several of these incinerators are located near schools and in densely populated communities. Among the numerous air toxins emitted are mercury, dioxin, chlorine and hydrochloric acid. According to the EPA: (1) mercury is a highly hazardous, bioaccumulative neurotoxin capable of causing serious damage to the brain, kidneys and central nervous system; (2) dioxin is an extremely toxic bioaccumulative chemical which can cause cancer, skin disorders, endometriosis and affect the immune system; (3) chlorine is a potent irritant to the eyes, upper respiratory tract and lungs, which may cause toxic pneumonitis, pulmonary edema and death; and (4) hydrochloric acid is corrosive to the eyes, skin and mucous membranes, and can cause gastritis, chronic bronchitis and dermatitis.

“Categories of regulated waste requiring treatment prior to disposal vary from state to state, but are generally identified as: microbiological, pathological, animal, blood, sharps, and chemotherapy. Under current laws, most of these wastes can be treated using non-incineration techniques. Two of these processes are: (1) Stericycle’s proprietary electro-thermal-deactivation process, and (2) advanced steam-sterilization. Some of the medical waste incinerated by Stericycle is non-regulated and does not require treatment prior to disposal. This waste can be recycled or deposited directly into a landfill.

“Although it is technically feasible to treat all wastes without incineration, several states still require this method of treatment for a very small fraction of the total hospital/medical/infectious waste stream. These are either pathological (human tissues, organs and body parts, and body parts of animals exposed to pathogens) and/or chemotherapy waste.

“Stericycle’s stated mission is, ‘To be the leading company dedicated to the environmentally responsible management of infection control and compliance services for the healthcare community.’ We believe that by continuing to incinerate millions of pounds of unregulated waste, and regulated waste not required by law to be incinerated, the company is failing to live up to its mission by unnecessarily contaminating the environment with hazardous air pollutants.

“The permits under which Stericycle operates its incinerators do not relieve the company from liability for any harm or injury to human health or welfare, animal or plant life or property caused by incineration. We believe that by failing to eliminate all unnecessary incineration, management is exposing the company to reputation and brand damage, reduced share value and unwarranted regulatory and litigation risk.

“RESOLVED: As an aid to shareholders in assessing the risks involved in investing in the company’s common stock, we recommend that the Board of Directors submit a report (at reasonable cost and omitting proprietary information) to the shareholders by December 31, 2005, outlining a plan for eliminating all incineration of non-regulated waste, and regulated waste not required by law to be incinerated. The report should include a timeline for completion of the project.”

The Board of Directors recommends that stockholders vote “AGAINST” this proposal for the following reasons:

The information in the proposal about the Company’s incinerator operations contains a number of significant inaccuracies. For example, the Company does not incinerate “hundreds of millions of pounds of waste.” In addition, we believe that the proposal is inaccurate in its suggestion that other treatment technologies like our own electro-thermal deactivation or steam sterilization (autoclaving) can simply be substituted for incineration. The Company offers all three forms of treatment, including incineration, in order to treat its customers’ medical waste safely, legally and responsively to their requirements. The regulations that govern the handling, treatment, and disposal of infectious waste specify the approved treatment method, and in many states, incineration is the only treatment method approved for treating certain infectious wastes.

For a number of years the Company has taken a proactive position regarding minimizing the use of incineration and working with customers and regulatory authorities to direct more of the medical waste to non-incineration treatment. However, we do not believe that it is possible or sensible to develop a timeline for phasing out the incineration of certain wastes that we receive from our customers because in many cases the decision on incineration involves factors beyond our control. In many areas, there are no legal, economical or practical treatment alternatives suitable to meet customers’ needs. Customers may contractually require that their waste be incinerated for a number of reasons, including compliance with regulations, assured destruction and the customer’s own preference. Imposing an arbitrary timeline for ceasing incineration could expose us to liability for failure to perform these contractual obligations and would certainly result in our losing certain customers if we were no longer able to treat their waste as they require.

Nonetheless, we have demonstrated that our strategy to reduce waste incineration steadily and reasonably does result in a significant and sustainable reduction in waste incineration, without a loss of customers or increased liability exposure. Since our inception, we have provided training to customers to help them reduce the amount of waste that requires incineration. Since 1999, we have replaced 10 of our incinerators in the United States with non-incineration treatment technologies and thus have been able to reduce incineration to approximately 10% of our domestic waste treatment capacity. We intend to continue working cooperatively with our customers to shift them away from incineration, and where possible, we will continue to work with state agencies to request a modification of existing regulations to allow for greater use of non-incineration treatment technologies.

By continuing to implement our existing plans we believe that we can continue to reduce the amount of waste that we incinerate. The progress that we have achieved to date both validates our strategy and demonstrates our commitment to moving away from incineration. Because many of the factors involved in reducing the use of incineration are outside our control, however, the development and implementation of a timeline to eliminate incineration is a flawed means of achieving our long-term goals.

Accordingly, the Board of Directors recommends that stockholders vote “AGAINST” this proposal, and your proxy will be so voted unless you direct otherwise.

OTHER MATTERS

As of the date of this proxy statement, our Board of Directors does not know of any other business to come before the Annual Meeting for consideration by our stockholders. If any other business properly comes before the meeting, the persons named as proxies in the accompanying proxy card will vote the shares of stock represented by the proxy in accordance with their judgment.

STOCKHOLDER PROPOSALS FOR THE 2006 ANNUAL MEETING

Any stockholder who wishes to present a proposal for consideration at our 2006 Annual Meeting of Stockholders, and to have the proposal included in our proxy statement for the meeting, must submit the proposal to us by November 22, 2005. In accordance with our bylaws, any stockholder who wishes to present a proposal from the floor for consideration at our 2006 Annual Meeting of Stockholders must submit the proposal to us no earlier than December 27, 2006 and no later than by January 26, 2006.

Stockholder proposals for inclusion in our proxy statement must comply with the rules of the Securities and Exchange Commission in order to be included. Stockholder proposals should be sent to Investor Relations, Stericycle, Inc., 28161 North Keith Drive, Lake Forest, Illinois 60045.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires our directors, executive officers and persons beneficially owning more than 10% of our outstanding common stock to file periodic reports of stock ownership and stock transactions with the Securities and Exchange Commission. On the basis of a review of copies of these reports, we believe that all filing requirements for 2004 were satisfied in a timely manner.

ADDITIONAL INFORMATION

We will bear the cost of soliciting proxies on the accompanying proxy card. Some of our officers and regular employees may solicit proxies by personal conversations, mail, telephone or telecopier, but will not receive any additional compensation for their services. We may reimburse brokers and others for their reasonable expenses in forwarding proxy solicitation material to the beneficial owners of shares of our common stock.

We will provide a copy of our annual report on Form 10-K for the fiscal year ended December 31, 2004 without charge to each stockholder as of the record date for the Annual Meeting, upon the stockholder’s written request. Requests should be directed to Investor Relations, Stericycle, Inc., 28161 North Keith Drive, Lake Forest, Illinois 60045. A copy of our Form 10-K as filed with the Securities and Exchange Commission is available in pdf format on our website, www.stericycle.com under “Investor Relations/SEC Filings.” A copy of our Form 10-K may also be accessed directly from the SEC’s website, www.sec.gov.

A copy of our 2004 Annual Report to Stockholders is also available in pdf format on our website, www.stericycle.com.

Exhibit A

Stericycle, Inc.

2005 Incentive Stock Plan

Article 1

Purpose

The purpose of this plan is to recognize and reward participants for their efforts on the Company’s behalf, to motivate participants by appropriate incentives to contribute to the Company’s attainment of its performance objectives, and to align participants’ interests with those of the Company’s other stockholders through compensation based on the performance of the Company’s common stock.

Article 2

Definitions

Award means an Option or SAR Award under the Plan.

Award Agreement means a written or electronic agreement between the Company and a Participant incorporating the terms of an Award to the Participant.

Board means the Company’s Board of Directors.

Change of Control is defined in Article 7.

Common Stock means the Company’s common stock, par value $.01 per share.

Committee is defined in Paragraph 3.1. Unless the Board designates a different committee, the Compensation Committee of the Board shall serve as the Committee.

Company means Stericycle, Inc., a Delaware corporation.

Consultant means any consultant, advisor or vendor rendering services or providing goods to the Company or a Subsidiary.

Director means a director of the Company.

Eligible Person means, in respect of all types of Awards except ISOs, any Employee or Consultant and, in respect of ISOs, any Employee. Upon the expiration of the Company’s Directors Stock Option Plan on May 31, 2006, the term “Eligible Person” shall also include Directors in respect of all types of Awards except ISOs.

Employee means a full-time employee of the Company or a Subsidiary.

Exchange Act means the Securities Exchange Act of 1934, as amended.

Expiration Date means the last day on which an Option or SAR may be exercised.

Fair Market Value means, for a given day, the last reported sales price of a share of Common Stock on The NASDAQ National Market (or if the day in question is not a trading day, the last reported sales price on the most recent trading day).

Grant Date means, in respect of an Award, the date that the Committee grants the Award or any later date that the Committee specifies as the effective date of the Award.

IRC means the Internal Revenue Code of 1986, as amended.

ISO means an incentive stock option described in § 422 of the IRC.

NSO means a nonstatutory stock option (i.e., a stock option that is not an ISO).

Option means an option to purchase shares of Common Stock granted to an Eligible Person under Article 5. An Option shall be either an ISO or a NSO as the Committee designates.

Participant means any Eligible Person who holds an Award under the Plan.

Plan means this plan, as it may be amended. The name of this Plan is the “Stericycle, Inc. 2005 Incentive Stock Plan.”

SAR, or stock appreciation right, means a contractual right to receive a payment representing the excess of the Fair Market Value of a share of Common Stock on the date that the right is exercised over the base price per share of the right.

SAR Award means an award of a Stand-Alone SAR or Tandem SAR to an Eligible Person under Article 5.

Stand-Alone SAR means an SAR that is not related to an Option.

Subsidiary means a “subsidiary corporation” as defined in § 424(f) of the IRC.

Tandem SAR means an SAR that is related to an Option.

Termination Date means the date of termination of employment of an Employee by the Company or a Subsidiary. A transfer of employment from the Company to a Subsidiary, or from a Subsidiary to the Company or to another Subsidiary, shall not be considered a termination of employment.

Article 3

Administration

3.1    Committee

The Board of Directors shall designate a committee of the Board (the “Committee”) to administer the Plan. The Committee shall consist of two or more directors all of whom shall be (i) “non-employee directors” as defined in Rule 16b-3 under the Exchange Act, (ii) “independent directors” under the applicable listing standards of the NASD and (iii) “outside directors” under § 162(m) of the IRC of 1986.

3.2    Authority

Subject to the terms of the Plan, the Committee shall have the authority to select the Eligible Persons to whom Awards are to be granted and to determine the time, type, number of shares, restrictions, limitations and other terms and conditions of each Award.

The Committee may interpret the Plan, adopt, revise and rescind policies and procedures to administer the Plan, and make all factual and other determinations required for Plan’s administration.

Awards under the Plan need not be uniform in respect of different Eligible Persons, whether or not similarly situated. The Committee may consider such factors as it deems relevant in selecting Eligible Persons for Awards and in determining their Awards.

The Committee’s determinations, interpretations and other actions shall be final and binding. No member of the Committee shall be liable for any action of the Committee in good faith.

3.3    Procedures

The members of the Committee shall elect a chairman, and the Committee shall meet as necessary at the call of the chairman or any two members of the Committee. A majority of the members of the Committee shall constitute a quorum, and all actions of the Committee at a meeting at which a quorum is present shall be taken by majority vote.

A member of the Committee may participate in any meeting of the Committee by a conference telephone call or other means that enable all persons participating in the meeting to hear one another, and participation in this manner shall constitute his or her presence in person at the meeting. The Committee also may act by the unanimous written consent of its members.

Article 4

Plan Operation

4.1    Effective Date

This Plan has been approved by the Board and shall become effective if and when it is approved by the Company’s stockholders (the “Effective Date”). Awards may not be granted under the Plan prior to stockholder approval.

4.2    Term

This Plan shall have a term of 10 years, expiring on the tenth anniversary of the Effective Date (but remaining in effect, however, for Awards outstanding as of that date). No Award may be granted under the Plan after its expiration.

4.3    Maximum Number of Shares

The maximum total number of shares of Common Stock for which Awards may be granted under this Plan is 2,400,000 shares (subject to adjustment as provided in Paragraph 4.6).

The shares for which Awards may be granted shall be shares of Common Stock currently authorized but unissued or shares that the Company currently holds or subsequently acquires as treasury shares, including shares purchased in the open market or in private transactions.

4.4    Shares Available for Awards

The determination of the number of shares of Common Stock available for Awards under the Plan shall take into account the following:

(a)    If an Option or SAR lapses or expires unexercised, the number of shares in respect of which the Option lapsed or expired shall be added back to the available number of shares of Common Stock for which Awards may be granted.

(b)    If a SAR is settled in cash, the number of shares in respect of which the SAR was settled in cash shall not be added back to the available number of shares of Common Stock for which Awards may be granted.

(c)    If the exercise price of an Option is paid by delivery of shares of Common Stock pursuant to Paragraph 5.8, the number of shares of Common Stock issued upon exercise of Option, without netting of the shares of Common Stock delivered in payment of the exercise price, shall be taken into account for purposes of determining the available number of shares of Common Stock for which Awards may be granted.

4.5    Individual Limit on Awards

The maximum number of shares of Common Stock for which Awards may be granted to any Eligible Person in a calendar year shall not exceed 125,000 shares, taking into account all grants and awards under other stock option and equity compensation plans of the Company (other than the Company’s bonus conversion program).

4.6    Capitalization Adjustments

In the event of a change in the number of outstanding shares of Common Stock by reason of a stock dividend, stock split, recapitalization, reorganization and the like, the Committee may adjust the number of shares of Common Stock for which Awards may be granted under the Plan, the aggregate number of shares of Common Stock in respect of each outstanding Award, and the exercise price of each outstanding Option and SAR, and may make other equitable adjustments as the Committee considers appropriate. Adjustments shall be made in the Committee’s discretion, and its decisions shall be final and binding.

Article 5

Stock Options and SARs

5.1    Grant

The Committee may grant an Option or SAR to any Eligible Person. Subject to the terms of this Plan, the Committee shall determine the restrictions, limitations and other terms and conditions of each Option and SAR Award.

The Committee shall designate each Option as either an ISO or NSO, and shall designate each SAR Award as either a Stand-Alone SAR or a Tandem SAR. A Tandem SAR may not be granted later than when its related Option is granted.

5.2    Exercise Price

The Committee shall determine the exercise price of each Option and the base price of each SAR. The exercise or base price per share may not be less than the Closing Price on the Grant Date of the Option or SAR.

5.3    Vesting and Term

The Committee shall determine the time or times at which each Option and Stand-Alone SAR becomes vested. Vesting may be based on continuous service or on the satisfaction of specified performance goals or other conditions. A Tandem SAR shall vest if and to the extent that its related Option vests, and shall expire or be cancelled when its related Option expires or is cancelled. No Option or SAR may have an Expiration Date more than 10 years from its Grant Date.

Notwithstanding anything to the contrary in the underlying Award Agreement, each outstanding Option and SAR held by an Employee shall become fully vested as of his or her Termination Date if the Employee’s termination of employment occurs by reason of his or her death. In addition, the Committee, in its discretion, may accelerate the vesting of an Option or SAR at any time.

5.4    Termination of Employment

In the case of an Option or SAR held by an Employee whose employment terminates:

(a)    if and to the extent that the Option or SAR is unvested as of the Employee’s Termination Date, the Option or SAR shall lapse on the Termination Date; and

(b)    if and to the extent that the Option or SAR is vested as of the Employee’s Termination Date, the Option or SAR shall expire as specified in the underlying Award Agreement, or if no date is specified, (i) on the earlier of (A) 30 days after the Employee’s Termination Date or (B) the expiration date of the Option or SAR, or (ii) if the Employee’s employment terminated by reason of his or her death, on the earlier of (A) the first anniversary of the Employee’s death or (B) the expiration date of the Option or SAR.

The Committee may extend the expiration date of the Option or SAR to any date up to the last day of the term of the Option or SAR.

5.5    Transferability

Except as provided in the underlying Award Agreement or as permitted by the Committee, no Option or SAR may be transferred, assigned or pledged, whether by operation of law or otherwise, except as provided by will or the applicable laws of intestacy. No Option or SAR shall be subject to execution, attachment or similar process. An Option or SAR may be exercised only by the Participant, except in the case of his or her death, when the Option or SAR may be exercised by the person or persons to whom it passes by will or the applicable laws of intestacy.

5.6    Additional ISO Rules

To the extent that the aggregate fair market value (determined in respect of each ISO on the basis of the Fair Market Value of a share of Common Stock on the ISO’s Grant Date) of the underlying shares of all ISOs that become exercisable by an individual for the first time in any calendar year exceeds $100,000, the Options shall be treated as NSOs. This limitation shall be applied by taking ISOs into account in the order in which they were granted.

The Award Agreement underlying an Option that the Committee designates as an ISO shall contain any additional terms, beyond those of this Plan, that the Committee considers necessary or desirable to include to assure that the Option complies with the requirements of § 422 of the IRC.

5.7    Manner of Exercise

A vested Option or SAR may be exercised in full or in part (but only in respect of a whole number of shares) by (i) written notice to the Committee (or to its designee) stating the number of shares in respect of which the Option or SAR is being exercised and, in the case of an Option, (ii) full payment of the exercise price of those shares.

5.8    Payment of Exercise Price

Payment of the exercise price of an Option shall be made by check or, if permitted by the Committee (either in the underlying Award Agreement or at the time of exercise), by: (i) delivery of shares of Common Stock having a Fair Market Value on the date of exercise equal to the exercise price; (ii) directing the Company to withhold, from the shares otherwise issuable upon exercise of the Option, shares having a Fair Market Value on the date of exercise equal to the exercise price; (iii) by an open-market broker-assisted sale pursuant to which the Company is promptly delivered the portion of the sales proceeds necessary to pay the exercise price; (iv) any combination of these methods of payment; or (v) any other method of payment that the Committee authorizes.

5.9    Tandem SARs

A Tandem SAR shall entitle the Participant to elect to exercise either the SAR or the related Option as to all or any portion of the shares subject to the SAR and Option. The exercise of a Tandem SAR shall cause the immediate and automatic cancellation of its related Option with respect to the same number of shares, and the exercise, expiration or cancellation of the related Option (other than by reason of the exercise of the Tandem SAR) shall cause the automatic and immediate cancellation of the Tandem SAR with respect to the same number of shares.

5.10    Settlement of SARs

Settlement of a SAR may be made, in the Committee’s discretion, in shares of Common Stock or in cash, or in a combination of the two, subject to applicable tax withholding requirements. The settlement of a SAR shall be made on the basis of the Fair Market Value of a share of Common Stock on the date that the SAR is exercised.

5.11    No Repricing

The Committee may not amend, substitute or cancel an Option or SAR in a manner that has the effect of reducing the exercise price of the Option or the base price of the SAR unless the repricing is approved by the Company’s stockholders.

Article 6

Change of Control

Upon a Change of Control, all outstanding Awards shall become fully vested and exercisable, and all restrictions on the shares underlying Restricted Stock Awards shall lapse.

A “Change of Control” means an event or the last of a series of related events by which:

(a)    any Person directly or indirectly acquires or otherwise becomes entitled to vote stock having 51% or more of the voting power in elections for Directors; or

(b)    during any 24-month period a majority of the members of the Board of Directors ceases to consist of Directors who were:

(1)    Directors at the beginning of the period (“Continuing Directors”); or

(2)    appointed to office after the start of the period by the Board of Directors with the approval of two-thirds of the incumbent Continuing Directors (“Appointed Directors”); or

(3)    elected to office after the start of the period by the Company’s stockholders following nomination for election by the Board of Directors with the approval of two-thirds of the incumbent Continuing Directors (“Elected Directors”); or

(4)    appointed to office after the start of the period by the Board of Directors with the approval of two-thirds of the incumbent Continuing, Appointed and Elected Directors; or

(5)    elected to office after the start of the period by the Company’s stockholders following nomination for election by the Board of Directors with the approval of two-thirds of the incumbent Continuing, Appointed and Elected Directors; or

(c)    the Company merges or consolidates with another corporation, and holders of outstanding shares of the Company’s Common Stock immediately prior to the merger or consolidation do not own stock in the survivor of the merger or consolidation having more than 75% of the voting power in elections for directors; or

(d)    the Company sells all or a substantial portion of the consolidated assets of the Company and its Subsidiaries, and the Company does not own stock in the purchaser having more than 75% of the voting power in elections for directors.

As used in this definition, a “Person” means any “person” as that term is used in sections 13(d) and 14(d) of the Exchange Act, together with all of that person’s “affiliates” and “associates” as those terms are defined in Rule 12b-2 under the Exchange Act.

Article 7

Miscellaneous Provisions

7.1    Award Agreement

Each Award under the Plan shall be evidenced by an Award Agreement, which shall be subject to and incorporate the terms of the Plan.

7.2    Tax Withholding

The Company may withhold an amount sufficient to satisfy its withholding tax obligations, if any, in connection with any Award under the Plan, and the Company may defer making any payment or delivery of shares pursuant to the Award unless and until the Participant indemnifies the Company to its satisfaction.

7.3    Amendment and Termination

The Board may amend, suspend or terminate the Plan at any time. The Company’s stockholders shall be required to approve any amendment that would materially increase the number of shares of Common Stock for which Awards may be granted or that would increase the number of shares of Common Stock for which ISOs may be granted (other than an amendment authorized under Paragraph 4.6). If the Plan is terminated, the Plan shall remain in effect for Awards outstanding as of its termination. No amendment, suspension or termination of the Plan shall adversely affect the rights of the holder of any outstanding Award without his or her consent.

7.4    Foreign Jurisdictions

The Committee may adopt, amend and terminate a supplement to the Plan to permit Employees in another country to receive Awards under the supplement (on terms not inconsistent with the terms of Awards under the Plan) in compliance with that country’s securities, tax and other laws.

7.5    No Right To Employment

Nothing in this Plan or in any Award Agreement shall confer on any person the right to continue in the employ of the Company or any Subsidiary or limit the right of the Company or Subsidiary to terminate his or her employment.

7.6    Notices

Notices required or permitted under this Plan shall be considered to have been duly given if sent by certified or registered mail addressed to the Committee at the Company’s principal office or to any other person at his or her address as it appears on the Company’s payroll or other records.

7.7    Severability

If any provision of this Plan is held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions, and the Plan shall be construed and administered as if the illegal or invalid provision had not been included.

7.8    Governing Law

This Plan and all Award Agreements shall be governed in accordance with the laws of the State of Illinois.

28161 North Keith Drive

Lake Forest, Illinois 60045

2005 ANNUAL MEETING OF STOCKHOLDERS

APRIL 27, 2005

YOUR VOTE IS IMPORTANT!

Please sign and promptly return your proxy card in the enclosed envelope or, if your shares are registered in your name, vote your shares telephonically by calling (866) 207-3912.

If your shares are registered in the name of a brokerage firm, you may be able to vote your shares telephonically or via the Internet. Check the information provided to you by your broker to see which options are available to you.

Reservation Form for 2005 Annual Meeting

I am a stockholder of Stericycle, Inc. (If your shares are registered in a brokerage firm’s name, please enclose confirmation of stock ownership.) I plan to attend the 2005 Annual Meeting to be held on Wednesday, April 27, 2005, at 2:30 p.m., Chicago time, at the Wyndham O’Hare, 6810 North Mannheim Road, Rosemont, Illinois 60018. Please send me an admissions card. I understand that an admissions card will only admit the stockholder or stockholders to whom it is issued, and may not be transferred.

Name
Please print name of stockholder

Name
Please print name of stockholder (if joint owner)

Address

City	State	Zip Code

Telephone	( )

If you plan to attend the 2005 Annual Meeting, please detach, complete and return the Reservation Form above directly to Stericycle, Inc., Annual Meeting Ticket Requests, 28161 North Keith Drive, Lake Forest, Illinois 60045. All Reservation Forms must be received by April 20, 2005.

To avoid delay in receipt of your admissions card, do not return the Reservations Form with your proxy card or mail it in the enclosed envelope.

PROXY	STERICYCLE, INC.	PROXY

28161 North Keith Drive

Lake Forest, Illinois 60045

This proxy is solicited on behalf of the Board of Directors of Stericycle, Inc.

I or we hereby appoint each of Jack W. Schuler, Rod F. Dammeyer and John Patience (the “proxies”) as my or our proxy, each with the power to appoint his substitute, and authorize each of them acting alone to vote all of the shares of common stock, par value $.01 per share, of Stericycle, Inc. (the “Company”) held of record by me or us on February 28, 2005 at the 2005 Annual Meeting of Stockholders to be held on April 27, 2005 (the “Annual Meeting”), and at any adjournment of the Annual Meeting.

If properly completed and returned, this Proxy will be voted as directed. If no direction is given, this Proxy will be voted in accordance with the recommendations of the Company’s Board of Directors, i.e., FOR each of the nine nominees for election as a director (Item 1), FOR approval of the Company’s 2005 Incentive Stock Plan (Item 2) and FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent public accountants for 2005 (Item 3), and, if the proposal is presented at the Annual Meeting, AGAINST a stock proposal regarding a plan for the elimination of incineration (Item 4). It will be voted in the best judgment of the proxies in respect of any other business that properly comes before the Annual Meeting.

PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY

USING THE ENCLOSED REPLY ENVELOPE

(Continued and to be signed on the reverse side.)

STERICYCLE, INC.

PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. (■)

Control Number:
1.	Election of Directors— Nominee(s)		For	Withhold	For All
			All	All	Except*
	01 Jack W. Schuler	02 Mark C. Miller	☐	☐	☐
	03 Rod F. Dammeyer	04 Patrick F. Graham
	05 Jonathan T. Lord, M.D.	06 John Patience
	07 Thomas R. Reusché	08 Peter Vardy
09 L. John Wilkerson, Ph.D.

*Except nominee(s) written above
			For	Against	Abstain
2.	Approval of 2005 Incentive Stock Plan		☐	☐	☐

			For	Against	Abstain
3.	Ratification of appointment of Ernst & Young LLP as the Company’s independent public accountants for the year ending December 31, 2005.		☐	☐	☐
			For	Against	Abstain
4.	If presented, a stockholder proposal regarding a plan for the elimination of incineration.		☐	☐	☐

Date:	, 2005

Signature:

Signature:

Title or capacity:

Instruction: Please sign exactly as your name appears immediately to the left. If signing as a fiduciary (for example, as a trustee), please indicate your fiduciary capacity. If signing on behalf of a corporation, partnership or other entity, please indicate your title or other authorized capacity. If the shares for which this Proxy is given are held jointly, both joint tenants must sign.

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Δ                     FOLD AND DETACH HERE                    Δ

YOUR VOTE IS IMPORTANT.

PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY

USING THE ENCLOSED ENVELOPE

STERICYCLE, INC.

Dear Stockholder:

We encourage you to vote your shares by telephone. Doing so will eliminate the need to return your proxy card. You will need your proxy card and social security number (where applicable) to vote by telephone. The Voter Control Number that appears in the box above, just below the perforation, must be used in order to vote by telephone.

The LaSalle Vote by Telephone systems can be accessed 24 hours per day, seven days per week, up until April 26, 2005, the day before the 2005 Annual Meeting.

Use a touch-tone telephone to vote by telephone toll-free from the United States or Canada. Simply dial 1-866-207-3912 and follow the instructions. Have your Voter Control Number (in the box above) available when you call.

THANK YOU FOR VOTING YOUR SHARES.

YOUR VOTE IS IMPORTANT!

DO NOT RETURN THIS PROXY CARD IF YOU VOTE YOUR SHARES BY TELEPHONE.